Exhibit 5.1

Our ref BM/RDLH/1074615/0001/G13581476v4

Super Group (SGHC) Limited Kingsway House Havilland Street St Peter Port Guernsey GY1 2QE (the “Recipient”)	21 December 2021

Dear Sirs

Super Group (SGHC) Limited (the “Company”)

1.    INTRODUCTION

1.1

We have acted as Guernsey counsel to the Company in respect of certain matters of Guernsey law in connection with the filing of a registration statement on Form F-4 initially filed with the U.S. Securities and Exchange Commission on September 9, 2021, as amended and supplemented through the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”).

1.2

The Registration Statement describes certain transactions pursuant to a business combination agreement, dated as of April 23, 2021 (as such agreement may be amended, supplemented or otherwise modified, the “BCA”), entered into by the Company, Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), SGHC Limited, a company incorporated under the laws of Guernsey (“SGHC”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company.

1.3

In connection with the transactions contemplated by the BCA (collectively, the “Business Combination”), (i) SEAC’s issued and outstanding shares of SEAC Class B common stock will convert automatically on a one-for-one basis into shares of SEAC Class A common stock (the “Class A Shares”); (ii) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one warrant (the “SEAC warrants”), shall be automatically detached; (iii) each issued and outstanding Class A Share will be converted into the right to receive one ordinary redeemable share of no par value in the capital of the Company (the “Ordinary Shares”); (iv) each issued and outstanding SEAC warrant to purchase a Class A Share will be assumed by the Company, pursuant to the issue of warrants by the Company (the “Warrants”), and become exercisable for one Ordinary Share; and (v) SGHC will undergo a pre-closing reorganization (the “Reorganization”), wherein all existing classes of shares of SGHC will be contributed to the Company in exchange for newly issued Ordinary Shares.

PARTNERS: A Alexander C Anderson A Boyce T Carey R Clark T Corfield D Crosland M Dunster K Friedlaender E Gray

D Jones N Kapp T Lane K Le Cras D Le Marquand B Morgan J Morgan CONSULTANTS: N Carey M Eades J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95.

1.4	According to the Registration Statement, pursuant to the BCA:

1.4.1	the Company will issue up to 485,000,000 Ordinary Shares in connection with the Reorganization;

1.4.2	the Company will issue up to 56,250,000 Ordinary Shares in connection with the Business Combination; and

1.4.3	up to a further 22,500,000 Ordinary Shares will be issuable by the Company upon the exercise of the Warrants,

(together, the “Shares”).

1.5

We are lawyers qualified to practise law in and to advise on the laws of Guernsey and we express no opinion as to any laws, rules or regulations other than the laws of Guernsey, in force as at the date of this opinion, or in relation to the content of the Registration Statement.

2.    INSPECTION

For the purposes of this opinion, we have examined originals, copies or certified translations, or have otherwise identified to our satisfaction such certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render our opinion set out herein. The documents we have so examined include the following:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company on file at the Registry on or about the date hereof (together the “Articles”);

2.3

a copy of (i) the minutes of the meeting of the board of directors of the Company dated 23 April 2021 signed by the chairman of the meeting at which the directors of the Company resolved, among other things, to accept the terms and conditions of the BCA and to authorise any director of the Company to execute the BCA on behalf of the Company and (ii) the minutes of the meeting of the board of directors of the Company dated 7 December 2021 signed by the chairman of the meeting at which the directors of the Company resolved, among other things, to approve the Reorganization and the issuance of shares in connection therewith (the “Directors’ Resolutions”);

2.4

a copy of the form of resolutions of the board of directors of the Company to be passed prior to the Business Combination by which the directors of the Company, inter alia, will resolve to issue the Ordinary Shares in accordance with the BCA (the “Share Issuance Resolutions”); and

2.5	the Registration Statement,

(2.1 to 2.5, together the “Documents”).

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3.    ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have with your permission assumed (and relied upon these assumptions):

3.1.1

the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.2

the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.3

that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.4

that all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Business Combination are true and accurate as of the date hereof;

3.1.5

that the description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with the BCA, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law;

3.1.6

that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the transactions contemplated by the BCA;

3.1.7	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

3.1.8

that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transactions contemplated or entered into under or pursuant to the BCA, the execution and delivery of the BCA and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion;

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3.1.9

that the proceedings described in the Share Issuance Resolutions will substantively be conducted as so described and the resolutions reflected therein will be duly adopted and be in full force and effect at the time of the issuance of the Ordinary Shares and will not be revoked, superseded or varied; and

3.1.10

that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion and, in particular, that the public records of the Company on file and available for the purposes of public inspection at the Registry on the date hereof and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on the date hereof do not raise any issues relevant to this opinion in respect of the Company.

3.2	We have not independently verified the above assumptions.

4.    OPINION

On the basis of and subject to the foregoing and the observations and qualifications that follow and to matters not disclosed to us, we are of the opinion that the Ordinary Shares, when issued pursuant to the terms of the Business Combination, will be validly issued, fully paid and non-assessable.

5.    QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1

the term “non-assessable” has no equivalent legal term under Guernsey law and for the purpose of this opinion, “non-assessable” means that a holder of an Ordinary Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share;

5.2

information available in public registries in Guernsey is limited and in particular there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than in respect of real property situated in Guernsey and Guernsey registered ships);

5.3

we offer no opinion as to whether the issue of the Ordinary Shares pursuant to the terms of the BCA by the Company or the performance by the Company of its obligations in respect thereof will result in any breach of or otherwise infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Incorporation) entered into by or binding on the Company;

5.4	we express no opinion as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion;

5.5

we do not give any opinion on the commerciality of any transaction contemplated or entered into by the Company in respect of the issue of the Ordinary Shares. If in resolving to enter into the transaction the directors of the Company were not acting with a view to the best interests of the Company, they would be acting in breach of their duties as directors under the laws of Guernsey;

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5.6	a search of the public records of a company in Guernsey is not conclusively capable of revealing whether or not:

5.6.1	a winding up order has been made or a resolution passed for the winding up of the company; or

5.6.2	an order has been made or a resolution passed appointing a liquidator in respect of the company,

as notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public record of the company immediately;

5.7

there is no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”.

6.    GENERAL

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

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